Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS NAMES MICHAEL HENDERSON

EXECUTIVE VICE PRESIDENT, SALES AND MARKETING

ENGLEWOOD, Colo. (July 13, 2010) - CSG Systems International, Inc. (NASDAQ:CSGS), a leading provider of customer interaction management and billing solutions, today announced it has named Michael Henderson, an accomplished senior executive and 20+-year veteran of the communications industry, as Executive Vice President, Sales and Marketing. Henderson joins CSG on July 19 and will be based in Denver.

“We are pleased to have an executive with Michael’s depth of experience and knowledge in growing established businesses join our executive team,” said Peter Kalan, CSG president and chief executive officer. “His global business development, marketing and strategic sales skills will be an asset to CSG as we continue to expand, bring more value to our clients and grow the company.”

“With a proven history of serving the dynamic needs of the communications providers and a growing list of solutions, CSG has a strong value and business proposition for its changing and evolving markets,” said Henderson. “I am eager to play my part in driving business development, marketing and growth strategies for CSG.”

Henderson’s previous experience includes three years as President for Telcordia Technologies’ Global Solutions division where he successfully helped the company accelerate revenue in new geographic markets. Additionally, he spent nearly five years with ADC’s Software Systems division as EVP of Global Sales and Marketing and was responsible for growing the company’s next generation service provider applications as well as establishing strategic channel programs with systems integrators and network equipment providers like Accenture, HP, Ericsson and Siemens.

Prior to ADC, Henderson was co-founder and CEO of PCI, a venture-backed software company, and held senior executive positions with Nortel, Frontier Corporation, and Volt Delta Resources. In his most recent position, he was Chief Sales Officer with Call Genie.

About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International, Inc. (NASDAQ: CSGS) is a customer interaction management company that provides software- and services-based solutions that help clients engage and transact with their customers. With a 25-year heritage in providing customer management and billing solutions to North American cable and direct broadcast satellite companies, CSG has broadened its customer interaction management capabilities to proudly serve this client base as well as new, highly competitive industries including financial services, healthcare, utilities and more. Today, CSG’s solutions reach more than half of all US households each month and manage over $36 billion in transactions annually on its clients’ behalf. For more information, visit our website at www.csgsystems.com.

For more information, please contact

Elise Brassell, elise_brassell@csgsystems.com

Senior PR Manager